Exhibit 10.22
HRG GROUP, INC.
450 Park Avenue, 29th Floor
New York, NY 10022

September 15, 2017
Ehsan Zargar
c/o HRG Group, Inc.
450 Park Avenue, 29th Floor
New York, NY 10022
Dear Mr. Zargar,
HRG Group, Inc. (“HRG”) is pleased to provide you (“you” or the “Employee”) with a retention bonus and/or severance upon and in accordance with the terms of this letter agreement (this “Agreement”). As you know in January 2017, HRG desired to retain you to continue to be employed with the Company and entered into that certain letter agreement between you and HRG dated January 20, 2017 (the “Prior Agreement”). HRG desires to retain you to be employed with the Company during its fiscal 2018 year and accordingly is entering into this Agreement.

1.
Retention Bonus. Subject to Section 2 below, provided that you remain employed by HRG on a full-time basis from the date of this Agreement through each payment date set forth on Exhibit A, HRG shall pay to you four separate retention bonus payments each in an amount and on the date set forth on Exhibit A, less applicable taxes and withholdings (each such payment, a “Designated Payment”).

2.
Termination During the Retention Period. Notwithstanding anything else herein to the contrary, you will not be eligible to receive any unpaid portion of the Designated Payment, and/or the COBRA Reimbursement (collectively, the “Payments”) if you are terminated by HRG for Cause (as defined below) or you choose to resign without Good Reason, in each case prior to the dates specified in clause (1) of Exhibit A; provided that any portion of the Payments earned or paid prior to such termination shall be retained by the Employee and will not be required to be returned. If you are terminated by HRG for any reason other than Cause or you resign with Good Reason or your employment ends as a result of your death or termination by HRG as a result of Disability, in each case prior to the earning or receiving the four payments specified in clause (1) of Exhibit A and you have otherwise complied with the terms of this Agreement, you shall receive the Payments, subject to the Release Condition and the timing set forth in Section 3 below. For the avoidance of doubt, if the Transaction Closing Date occurs while you are employed, then you shall receive the Payments, subject to the Release Condition and the timing set forth in Section 3 below. You shall be entitled to receive and HRG shall pay your accrued but unpaid base salary, unused vacation time accrued through date of your termination of employment (the “Termination Date”), and unreimbursed business expenses (including participation in HRG’s FlexNet and the HRG 401K plans) incurred through the Termination Date. The treatment of your restricted stock and options to acquire stock of HRG shall be as set forth on Exhibit A.

3.
Required Release. Payment of the Payments and the other treatment of your equity set forth on Exhibit A is conditioned on your execution, delivery and nonrevocation of HRG’s standard waiver and release of claims in HRG’s customary form (“Release Letter”) within fifty-five days following the Retention End Date or the date of your termination, if earlier (the “Release Condition”); provided that the Release Condition shall be deemed satisfied without any action on your part if your employment is terminated as a result of your death or by the Company as a result of your Disability. After the Retention End Date or any termination from the Company, to the extent required, HRG shall promptly (any in any event within 10 business days following such event) provide you with the Release Letter. Payments of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (defined below) shall be paid five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section

409A shall be paid on the 60th day after the Retention End Date or the date of your termination, if earlier (subject to further delay under Section 7 below) provided that the Release Condition is satisfied. You shall be under no obligation to seek other employment or otherwise mitigate the obligations of HRG under this Agreement, and there shall be no offset against amounts or benefits due you under this Agreement on account of any compensation earned by you after your termination.

4.	Definitions. For purposes of this Agreement:

a.
“Cause” means: (A) willful misconduct in the performance of your duties for HRG which causes material injury to HRG or its subsidiaries, (B) you willfully engage in illegal conduct that is injurious to HRG or its subsidiaries, (C) your material breach of the terms of this Agreement or your employment agreement, (D) you willfully violate HRG’s written policies in a manner that causes material injury to HRG; (E) you commit fraud or misappropriate, embezzle or misuse the funds or property of HRG or its subsidiaries; (F) you engage in negligent actions that results in the loss of a material amount of capital of HRG or its subsidiaries; or (G) you willfully fail to follow the reasonable and lawful instructions of the Board of Directors of HRG (“Board”) or your superiors that are consistent with your position with HRG; provided, however, that you shall be provided a ten (10) day period to cure any of the events or occurrences described in the immediately preceding clauses (C), (D) or (G) hereof, to the extent curable. For purposes hereof, no act, or failure to act, on the part of you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of HRG. An act, or failure to act, based on specific authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of outside counsel for HRG shall be presumed to be done, or omitted to be done, by you in good faith and in the best interests of HRG.

b.
“COBRA Reimbursement” shall mean reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in excess of the cost of such benefits that active employees of HRG are required to pay, for a period of 6 months (or until you obtain individual or family coverage through another employer, if earlier) (the “COBRA Period”), provided that you timely elect COBRA coverage and subject to the conditions that: (A) you are responsible for immediately notifying HRG if you obtain alternative insurance coverage, (B) you will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (C) if you decline COBRA coverage, then HRG will not make any alternative payment to you in lieu of paying for COBRA premiums, and (D) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to you.

c.
“Disability” shall mean your failure, because of illness, accident or any other physical or mental incapacity, to perform the essential functions of your position for 40 business days (consecutive or non-consecutive), subject to reasonable accommodation provisions of applicable laws.

d.
“Good Reason” means the occurrence, without your express written consent, of any of the following events: (A) a material diminution in your authority, duties or responsibilities; (B) a diminution of base salary; (C) a change in the geographic location of your principal place of performance of his services hereunder to a location more than thirty (30) miles outside of New York City that is also more than thirty (30) miles from your primary residence at the time of such change, except for travel consistent with the terms of your employment agreement; or (D) a material breach by HRG of this Agreement or your employment agreement. You shall give HRG a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within 25 days after you have knowledge that an event or circumstances constituting Good Reason has occurred, and if you fail to provide such timely notice, then such event or circumstances will no longer constitute Good Reason. HRG shall have 30 days to cure the event or circumstances described in such notice, and if such event or circumstances are not timely cured, then you must actually terminate employment within 120 days following the specified event or circumstances constituting Good Reason; otherwise, such event or circumstances will no longer constitute Good Reason.

e.	“Retention End Date” shall mean the earlier of (x) the Transaction Closing Date (y) October 1, 2018 and (z) such earlier date as HRG may select at its sole discretion.

f.
“FGL Closing Date” means the date the Company closes a sale, merger, change in control or other strategic transaction involving the Company’s beneficial ownership interests in Fidelity & Guaranty Life Insurance Company (“FGL”).

g.
“Transaction Closing Date” means the date the Company closes a sale, merger, change in control or other strategic transaction involving the Company and substantially all of its assets, which shall include the Company’s beneficial ownership interests in both Spectrum Brands Holdings, Inc. (“SPB”) and FGL to the extent the Company beneficially owns interests in SPB or FGL on such date

5.
Amendment of Employment Agreement. Except as amended by this Agreement, your employment agreement with HRG shall remain in full force and effect following execution of this Agreement, provided that you and HRG hereby acknowledge and agree that (i) you will not be entitled to any severance or separation pay pursuant to any other plan or arrangement of HRG, whether pursuant to an employment agreement, severance plan, policy or otherwise (even if your employment continues past the Retention End Date), (ii) you will not be eligible for or entitled to receive any other bonus for fiscal 2017, fiscal 2018 or thereafter, in each case notwithstanding anything to the contrary in any other agreement with HRG, in each case except as set forth herein. Except as expressly modified by this Agreement, the employment agreement shall remain in full force and effect and in the event of a conflict the terms of this Agreement (including Exhibit A) shall govern. The parties recognize that some terms as used in the employment agreement have definitions that differ from those terms in this Agreement, and those definitions are intended to and should be construed independently of each other.

6.
Employment Status. Nothing in this Agreement shall require you to remain employed for any particular period of time, or guarantee your employment by HRG for any particular period of time, except as specifically provided in the employment agreement.

7.
Section 409A. It is the intention of HRG and Employee that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. HRG and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A), and neither HRG nor any affiliate shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this agreement to the contrary, in the event that Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s “separation from service” (as defined in Section 409A) or, if earlier, Employee’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this agreement are designated as separate payments. For purposes of this agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.

8.
Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the only agreement between the parties with respect to the subject matter hereof, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof, and shall be amended or modified only in writing signed by both of the parties hereto. This Agreement amends and restates in its entirety the Prior Agreement and the Prior Agreement is of no further force and effect.

9.
General. This Agreement shall be governed, enforced and construed under the laws of the state of New York. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

If you wish to accept this offer, please sign below and return the enclosed copy of this Agreement to John McKeown no later than September 29, 2017. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ John McKeown
John McKeown

I have read, understand and accept the terms of this Agreement.

/s/ Ehsan Zargar	September 15, 2017
Ehsan Zargar	Date

Exhibit A

Summary of Certain Cash Payments:

1.	The “Designated Payment” shall be paid as follows:

a.	On October 2, 2017, you shall be paid $1,000,000, less applicable taxes and withholdings;

b.	On June 30, 2018, you shall be paid $2,000,000, less applicable taxes and withholdings;

c.	On October 1, 2018, you shall be paid $2,000,000, less applicable taxes and withholdings; and

d.	On the later of (x) January 15, 2018 and (y) FGL Closing Date, you shall be paid $1,000,000, less applicable taxes and withholdings.
Summary of Outstanding Restricted Stock and Option Awards:

Restricted Shares
Grant Date	Current Vesting Date	Vesting Date Following Termination*
11/25/2014	11/29/2017	Earlier of 11/29/2017 or 5 business days after the Release Condition is satisfied		25,539
Options**
Grant Date	Original Vesting Date		Exercise Price	Number of Options
11/25/2014	11/29/2017	Earlier of 11/29/2017 or 5 business days after the Release Condition is satisfied	$13.36	11,218

* HRG shall at your request “net settle” such restricted shares or options at the time taxes are incurred (by deducting cash or stock subject to each tranche of the award equivalent in value, as of the date taxation is triggered, to the tax then owed with respect to such tranche, with the tax calculated at the minimum applicable tax withholding rates), in each case subject to HRG’s ability to comply with its contractual arrangements following such net share settlement, including covenants in HRG’s debt agreements.

** With respect to any option (or portion thereof) to purchase shares of HRG stock that is exercisable as of the Termination Date (including, for the avoidance of doubt, any option vested prior to the Termination Date that remain unexercised on the Termination Date), you shall be permitted to exercise such option (or portion thereof) at any time from the date that such option (or portion thereof) first becomes exercisable through the first anniversary of the Termination Date (the “Expiration Date”), but if, commencing on the 30th day prior to the Expiration Date (the “Protection Date”), trading in the shares of common stock is prohibited by HRG’s insider trading policy or federal securities laws, as applicable (“Blacked Out”), the Expiration Date shall be automatically extended until the date that is the 30th trading day that is not Blacked Out following the Protection Date; (y) with respect to any option (or portion thereof) to purchase shares of HRG stock that will become exercisable after the Termination Date, you shall be permitted to exercise such option (or portion thereof) at any time starting from the date such option (or portion thereof) first becomes exercisable until the first anniversary of such date (the “Post-Release Expiration Date”), but if, commencing on the 30th day prior to the Post-Release Expiration Date (the “Post-Release Protection Date”), trading in the shares of common stock is Blacked Out, the Post-Release Expiration Date shall be automatically extended until the date that is the 30th trading day that is not Blacked Out following the Post-Release Protection Date; provided that in no event shall any exercise period under either clause (x) or (y) extend beyond the 10th anniversary of the date of grant of the option in question (or such earlier date as provided under Sections 12 or 13 of the HRG 2011 Omnibus Equity Award Plan, as amended through the Termination Date. If your employment is terminated by HRG as a result of your death or Disability or by your voluntary resignation without Good Reason, then the above treatment shall apply without further action by you. If your employment is terminated by HRG without Cause or by you for Good Reason, then the treatment above shall apply, subject to the Release Condition. If your employment is terminated for Cause, then the above treatment will not apply.